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                                                                  EXHIBIT 3.6

                                                                       CSC 45

                                                                    960723000

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ISLAND RESOURCES, INC.

                           --------------------------

                  Section 402 of the Business Corporation Law



                                                          STATE OF NEW YORK
                                                          DEPARTMENT OF STATE
                                                          FILED JUL 23, 1996
                                                          TAX $50
                                                              ----------------
                                                          By: [copy illegible]
                                                          --------------------
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                                                                          CSC 45

                                                                       960723000

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ISLAND RESOURCES, INC.

               UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

        The undersigned, a natural person over the age of eighteen years, desiring to form a corporation, pursuant to the provisions of Section 402 of the Business Corporation Law, of the State of New York, hereby certifies as follows:

        FIRST: The name of the Corporation is Island Resources, Inc.

        SECOND: The Corporation is formed for the following purposes:

        To engage in all manner of activity necessary and incident to the conducting of a consulting business with respect to business generally, marketing, finance, advertising, product development, international trade, stockholder relations, public relations, capital development, banking relations and new business development, communications, entertainment, career development, personnel management, and the servicing of special age, ethnic and religious groups.

        To provide bookkeeping services, to provide programming services for computer operations, to provide computerized bookkeeping services, to render assistance in the completion of forms and reports, to provide and render clerical services, and assistance.

        To engage in all manner of activity necessary and incident to the conducting of a mercantile and trading business, engaging in exporting and importing of general merchandise


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and various commodities, as well as manufacturing, warehousing, distributing, retailing and financing all manner of commercial goods and products.

     To act as a broker in connection with the offering and sale of all kinds of merchandise, products, and services of a financial, commercial, theatrical or general consulting nature.

     To sponsor in any and all lawful ways new ideas in all stages of their development in any and all of the above mentioned fields of endeavor deemed appropriate by the management of the Corporation.

     To carry on a general mercantile, industrial, investing and trading business in all its branches, to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, option, franchises, and other rights in respect of, and generally deal in and with at wholesale and retail, as principal, and as sales, business, special or general agent, representative, broker, factor, merchant, distributor, jobber, advise or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed and other real, personal and mixed property of any and all kinds, together with the components, resultants, and by-products thereof, to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings and

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commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

     To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and in any manner deal with and contract with reference to:

          a. inventions, devices, formulas, processes and any improvements and modifications thereof;

          b. letters, patent rights, patented processes, copyrights, designs and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof and all rights connected therewith or appertaining thereunto;

          c.   franchises, licenses, grants and concessions;

     To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

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To acquire all or any part of the good will, business, property and assets, or securities and to assume or undertake all or any part of the liabilities of any person, firm, association or corporation and to pay for same in cash, stock, bonds, notes or other securities of this corporation or otherwise.

          THIRD: The office of the Corporation in the State of New York is to be located in the County of New York.

          FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is:

          Ten Million (10,000,000) Shares of voting common stock each of one cent ($.01) per value.

          The holders of voting common stock of the Corporation shall not have preemptive rights.

          FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

          224 East 46th Street, New York, New York 10017

          IN WITNESS WHEREOF, I have duly executed and subscribed this certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of April, 1996.

                                       /s/ ANN-ELIZABETH DAVIS
                                       ------------------------------------
                                       Ann-Elizabeth Davis, Incorporator
                                       1013 Centre Road
                                       Wilmington, DE 19805


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